Exhibit 99.2

Call Participants: Dr. Keh-Shew Lu, Richard White, Mark King and Laura Mehrl

Operator:

Good afternoon and welcome to Diodes Incorporated’s third quarter 2013 financial results conference call. At this time, all participants are in a listen only mode. At the conclusion of today’s conference call, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference call, please press the star key followed by the zero on your touchtone phone.

As a reminder, this conference call is being recorded today, Tuesday, November 12, 2013. I would now like to turn the call over to Leanne Sievers of Shelton Group Investor Relations. Leanne, please go ahead.

Introduction: Leanne Sievers, EVP of Shelton Group

Good afternoon and welcome to Diodes’ third quarter 2013 financial results conference call. I’m Leanne Sievers, executive vice president of Shelton Group, Diodes’ investor relations firm.

With us today are Diodes’ President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Rick White; Senior Vice President of Sales and Marketing, Mark King; and Director of Investor Relations, Laura Mehrl.

Before I turn the call over to Dr. Lu, I would like to remind our listeners that management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.

Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities and Exchange Commission.

In addition, any projections as to the Company’s future performance represent management’s estimates as of today, November 12, 2013. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change.

Additionally, the Company’s press release and management’s statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms. Included in the Company’s press release are definitions and reconciliations of GAAP to non-GAAP items, which provide additional details. Also, throughout the Company’s press release and management’s statements during this conference call, we refer to “net income attributable to common stockholders” as “GAAP net income.”

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days in the investor relations section of Diodes’ website at www.diodes.com.

And now I will turn the call over to Diodes’ President and CEO, Dr. Keh-Shew Lu. Dr. Lu, please go ahead.

Dr. Keh-Shew Lu, President and CEO

Thank you, Leanne.

Welcome everyone, and thank you for joining us today.

I am pleased to report another quarter of record revenue, increased market share gains and solid operational performance across our business. Our past design win momentum and strength in the TV market and at certain major OEMs were able to offset the continued weakness in the PC market. Also during the quarter, we further improved gross margin through our cost reduction efforts and improved BCD wafer fab loadings. Additionally, we reduced our operating expenses on a dollar basis, and as a percentage of revenue, demonstrating further progress towards achieving our target model of 20 percent of revenue.

These achievements are even more notable when considering the weakness of the U.S. dollar relative to most currencies where we have operations, especially the British Pound and the Euro. Our improved operational efficiencies and cost reductions were able to mostly offset this currency impact and allowed us to exceed our operational expectations for the quarter.

As we look to the fourth quarter, it is shaping up to be weaker than our normal seasonality due to a broad-based market weakness, especially the continued weakness in the PC market. However, we believe we are well positioned to benefit from ongoing operational improvements as we leverage our broadened product portfolio and additional cost savings from transferring BCD products into our packaging facilities by the end of the year, and then eventually off-loading our analog foundry wafer loadings into BCD’s wafer fabs.

With that, I will now turn the call over to Rick to discuss our third quarter financial results in more detail as well as fourth quarter guidance.

Rick White, CFO

Thanks, Dr. Lu, and good afternoon everyone.

Revenue for the third quarter 2013 was $224.5 million, an increase of 4.7 percent over the $214.4 million in the second quarter and an increase of 34.7 percent from the $166.6 million in the third quarter of 2012. The sequential increase in revenue was primarily due to our past design win momentum and strength at certain major OEMs.

Gross profit was $69.6 million, or 31.0 percent of revenue, compared to $61.3 million, or 28.6 percent of revenue, in the second quarter 2013 which included $3.7 million of an inventory valuation adjustment related to our BCD acquisition, and $43.6 million, or 26.2 percent of revenue, in the third quarter 2012. Gross profit margin improved as a result of our cost reduction efforts and improved BCD wafer fab loadings.

GAAP operating expenses for the third quarter were $49.3 million, or 22.0 percent of revenue, which included approximately $1.9 million of amortization of acquisition intangibles and approximately $800,000 of acquisition-related employee retention accruals, compared to $51.1 million, or 23.8 percent of revenue, in the second quarter 2013, and $36.1 million, or 21.7 percent of revenue, in the third quarter 2012. Even with the addition of BCD, we were able to sequentially reduce our operating expenses on a dollar basis and as a percentage of revenue, putting us closer to our target model of 20 percent of revenue.

Excluding amortization of acquisition intangibles and acquisition-related employee retention accruals, operating expenses on a non-GAAP basis for the third quarter 2013 were $46.6 million, or 20.8 percent of revenue, compared to $46.2 million, or 21.5 percent of revenue, in the second quarter 2013, and $34.9 million, or 20.9 percent of revenue, in the third quarter 2012.

Looking specifically at Selling, General and Administrative expenses for the third quarter, GAAP SG&A was approximately $33.8 million, or 15.1 percent of revenue, compared to $35.1 million, or 16.4 percent of revenue, in second quarter 2013 and $25.8 million, or 15.5 percent, in third quarter 2012.

Excluding acquisition-related employee retention accruals, Non-GAAP SG&A was $33.0 million, or 14.7 percent of revenue, compared to $34.1 million, or 15.8 percent of revenue, in the second quarter and $25.8 million, or 15.5 percent, in the third quarter 2012.

Investment in Research and Development for the third quarter was approximately $13.6 million, or 6.1 percent of revenue, on a GAAP basis. This compares to second quarter 2013 R&D expense of $12.1 million, or 5.6 percent of revenue, and $9.1 million, or 5.5 percent of revenue, in the prior year quarter.

Total Other Expense amounted to $2.8 million for the third quarter. We had approximately $1.6 million of interest expense and approximately $600,000 of interest income. In addition, we sustained approximately $2.5 million of currency losses due to the weaker U.S. dollar relative to the British Pound, down by 6 plus percent, and the Euro, down by 4 percent. Our favorable operational results mostly offset this currency impact on net income and earnings per share.

Income Before Taxes and Noncontrolling Interest in the third quarter was $17.5 million on a GAAP basis. This compares to income of $10.5 million in the second quarter 2013, and $9.4 million in the third quarter 2012.

Turning to income taxes for the third quarter, our tax rate was 20.5 percent, which was within our estimated range of 18 to 24 percent, reflecting the increased amount and movement of profit between various taxing jurisdictions with differing tax rates.

GAAP net income for the third quarter was $13.6 million, or $0.28 per diluted share, compared to GAAP net income of $8.6 million, or $0.18 per diluted share, in the second quarter and GAAP net income of $8.6 million, or $0.18 per diluted share, in the prior year quarter.

Third quarter non-GAAP adjusted net income was $15.8 million, or $0.33 per diluted share, which excluded, net of tax, $1.5 million of non-cash amortization of intangible asset costs and approximately $700,000 of acquisition-related employee retention accruals.

The fully diluted share count used to compute GAAP and non-GAAP earnings per share for the third quarter was 48.0 million shares.

We have included in our earnings release a reconciliation of GAAP net income to non-GAAP adjusted net income, which provides additional details. Included in third quarter GAAP and non-GAAP adjusted net income was approximately $2.3 million, net of tax, of non-cash share-based compensation expense. Excluding share based compensation expense, both GAAP and non-GAAP adjusted diluted EPS would have improved by $0.05 per share.

Cash flow generated from operations was $16.7 million and free cash flow was $9.6 million for the third quarter.

Net cash flow was a negative $9.3 million for the third quarter. Two specific items reducing our net cash flow were a $7 million payment to reduce our revolver and the purchase of $22 million in short-term investments. For more details about our cash flow statement please see our Form 10-Q.

Turning to the balance sheet, at the end of the third quarter, we had approximately $204 million in cash and cash equivalents and $22 million short-term cash investment. Working capital was approximately $489 million.

At the end of the third quarter, inventory was approximately $194 million, compared to $187 million last quarter. Inventory days were 113 in the third quarter, compared to 110 days last quarter. Inventory in the quarter reflects a $2 million decrease in finished goods, and a $7 million increase in raw materials and a $2 million increase in work-in process.

At the end of the third quarter, Accounts Receivable was approximately $192 million and A/R days were 77, compared to 75 last quarter.

Capital expenditures for the third quarter were $12.4 million, or 5.5 percent of revenue. This compares to 3.8 percent of revenue in the second quarter. We expect capital expenditures to remain between 5 and 8 percent of revenue for the full year, which includes both BCD and Chengdu.

Depreciation and amortization expense for the third quarter was $18.5 million.

Now, turning to our Outlook…

For the fourth quarter of 2013, we expect revenue to range between $205 million and $220 million, or down 2 to 9 percent sequentially. We expect GAAP gross margin to be 28.0 percent, plus or minus 2 percent. GAAP operating expenses are expected to be approximately 22.7 percent, plus or minus 1 percent. We expect our income tax rate to range between 18 and 24 percent, and shares used to calculate GAAP EPS for the fourth quarter are anticipated to be approximately 48.2 million.

For more detail on the outlook please see our press release.

With that said, I will now turn the call over to Mark King.

Mark King, Senior VP of Sales and Marketing

Thank you, Rick, and good afternoon

Our record third quarter revenue was driven by growth in all regions with strong increases in North America and Europe after a relatively flat second quarter in these regions. We also achieved record sales in the China local market, where we are making great progress. In the communications end market, our solid position with smartphone manufacturers continues to be a key driver of sales as a result of our growing new design win revenue. Computing grew slightly in the quarter, primarily due to increased sales for our products used in tablets partially offset by weakness in notebooks and motherboards. The auto and industrial markets were also up in the quarter on the strength in both North America and Europe.

OEM sales were up 2 percent and distributor POS was up 8.6 percent. Distributor inventory rose 6 percent, and global inventory remained in line and under 3 months.

In terms of Global Sales, Asia represented 82 percent of revenue, North America and Europe each represented 9 percent.

Our end market breakout consisted of consumer representing 32 percent of revenue, computing and communications each representing 23 percent, industrial 19, and automotive 3 percent. Beginning last quarter, we realigned our end market product classifications according to the guidelines of the World Semiconductor Trade Statistic. As a reminder, smartphones and cellphones are now classified under communications; tablets in computing; and lighting now falls within industrial.

In terms of design wins, activity once again remained very strong across all regions as well as end equipment and markets. We have a solid pipeline of designs as a result of our expanded customer engagements. There continues to be significant cross-selling opportunities with the BCD products. In fact, we achieved another record quarter for BCD’s AC-DC line. In addition, we achieved record quarterly revenue on DC-DC converters, CMOS LDO’s, LED drivers and MOSFETs products. We also had a strong revenue quarter on Hall sensors, SBR®, and logic products across broad-based markets and end equipment. In fact, our logic products had another record quarter and continues to remain on a positive trend.

On our discrete products, introductions totaled 63 new products across 14 product families aimed at a diverse range of markets and applications. Once again several new products were launched for high-volume portable devices, such as smartphones, tablets and energy-efficient power adapters. Other product developments were aimed at applications such as LED lighting, touch-screens, USB, HDMI and other industrial applications. Several products were launched specifically for the high-growth automotive electronics market, where ruggedness, reliability and quality are key attributes.

During the quarter, Diodes launched additional products based on its performance-leading Trench SBR® technology. These new products are aimed at the thermally-demanding small form-factor portable adapter market and enable power supply designers to meet efficiency and temperature targets. We also launched the first Trench SBR® products for the LED lighting market that offer reduced power consumption and improved efficiency in higher temperature operation, resulting in better thermal stability.

As I have mentioned in the past, miniature packaging remains a core strength for Diodes, and building upon this expertise we introduced new chip-scale packaged products for portable applications. These SBR® CSP’s occupy less board space and have a 50 percent thinner off-board profile.

Also new in Q3 were high voltage technologies to complement our MOS and Diode ranges. 300 volt MOSFETs were released based on the new mid-range Trench-MOS platform. This innovative process platform allows Diodes to offer up to 300 volt MOSFETs with low Rds(on) in small packages. In addition, new switching diode products feature our proprietary, industry-leading 400 volt technology and are suitable for many new applications employing high voltage, including capacitive touchscreens and LED lighting circuits. Diodes also added to our performance TVS portfolio with the release of a wide range of devices suitable for USB 2.0, HDMI and USB 3.0 applications.

Now turning to analog products, we released 21 new products across 4 product families during the quarter. New product highlights include the significant expansion of Diodes’ low voltage, high performance Hall-Effect products with the addition of a family of omnipolar and unipolar switches. This product family offers a range of medium and high sensitivity devices as well as a programmable sensitivity device for enhanced system flexibility.

Additional new releases during the quarter included two new offerings in our growing family of AC-DC power devices. We released a high-performance power supply controller with excellent standby power performance. In addition, we introduced a secondary side synchronous rectifier, whose fast response to the secondary side voltage can effectively improve transient performance in the system’s primary side regulation. Both devices are targeted at the high-efficiency charger and set-top box markets.

Also during the quarter, we released two new high performance LED drivers that offer protection features to further enhance system performance and cost effectiveness. The first is an AC-DC power factor correction controller that provides accurate constant current regulation, while eliminating the need for an opto-coupler and secondary control circuitry at the system level. The other new product is a primary side PFC controller for dimmable LED driver applications.

In terms of design wins for our analog products, Diodes continued to gain traction for our Hall sensor products, with significant wins in the smartphone and gaming markets. During the quarter, we secured a large win for our AC-DC devices in the set-top box market, as well as continued traction for our AC-DC products in smartphone chargers. Our USB power switches also continued to receive excellent market acceptance with multiple wins across essentially all major notebook manufacturers. We also secured a number of design wins for our DC-DC converters across a broad range of applications, including white goods and communications data cards, as well continued expansion in LED TV, WiFi modules and set-top box applications. We also obtained two significant new design wins in the European set-top box market for our low voltage DC-DC converters that we acquired from PAM. Also from PAM, our audio amplifiers were awarded sockets in flat panel TV and monitor markets.

In summary, we are very pleased with the operational achievements we made in the quarter as evidenced by our solid results. We also continued to aggressively expand our new product introductions, which has been a key driver of our design win momentum and market share gains. Going forward, we remain focused on leveraging our expanded product portfolio with the addition of the BCD’s products and capitalizing on the cross-selling opportunities in order to fuel our future growth.

With that, I’ll open the floor to questions—Operator?

Upon Completion of the Q&A…

Dr. Lu: Thank you everyone for joining us today. Operator, you may now disconnect.